Exhibit 99.1

Navistar International Corporation
2701 Navistar Dr.
Lisle, IL 60532 USA
P: 331-332-5000
W: navistar.com

Media contact:	Jim Spangler, Jim.Spangler@Navistar.com, 331-332-5833
Investor contact:	Marty Ketelaar, Marty.Ketelaar@Navistar.com, 331-332-2706
Web site:	www.Navistar.com/newsroom

NAVISTAR REPORTS THIRD QUARTER 2017 RESULTS

•	Reports net income of $37 million, or $0.38 per diluted share, on revenues of $2.2 billion

•	Generates $194 million of adjusted EBITDA in the quarter

•	Achieves profits in all four operating segments

•	Expects a strong finish to its fiscal year

LISLE, Ill. — September 6, 2017 — Navistar International Corporation (NYSE: NAV) today announced third quarter 2017 net income of $37 million, or $0.38 per diluted share, compared to a third quarter 2016 net loss of $34 million, or $0.42 per diluted share.

Third quarter 2017 EBITDA was $160 million, versus EBITDA of $96 million in the same period one year earlier. The third quarter of 2017 included $34 million in adjustments, including a $31 million charge for a legacy engine litigation matter, $6 million of pre-existing warranty charges, and $3 million net benefit in asset impairments and restructuring costs. Excluding these items, adjusted EBITDA was $194 million in the third quarter of 2017, compared to $132 million in the same period one year ago.

Revenues in the quarter were $2.2 billion, up 6% from the same period one year ago, primarily due to an increase in Truck segment volumes.

“We returned to profitability this quarter thanks to strong operational performance across the board, highlighted by a 15-percent increase in chargeouts and solid market share gains amid flat industry conditions, and strengthening margins,” said Troy A. Clarke, Navistar chairman, president and chief executive officer. “We also moved ahead with new products and solutions that position us well for ongoing growth, while continuing to restructure our business to improve our future competitiveness.”

Navistar ended third quarter 2017 with $973 million in consolidated cash, cash equivalents and marketable securities. Manufacturing cash, cash equivalents and marketable securities were $923 million at the end of the quarter.

The company had a number of commercial and product highlights during its third quarter, starting with the first customer shipments of the LT Series and RH Series on-highway products with the company’s new A26 12.4-liter engine. Internal testing shows that with this new engine, these vehicles are delivering up to 9 percent in fuel economy improvement over the comparable models built only a year ago.

In the school bus segment, the company moved forward with multiple improvements and innovations that set up future share gains. These include the company’s well-received propane model and introduction of the Cummins L9 product in the RE Series bus. IC Bus’s gasoline-powered school bus is coming in 2018. The company also announced a strategic relationship with Edulog, a leading provider of student transportation planning and scheduling software solutions. Through integration with our OnCommand Connection telematics system, the resulting new solutions will deliver a powerful combination of uptime and on-time to the school bus market.

Additionally, OnCommand Connection introduced its own OnCommand Connection Telematics Solution, a new entry positioned to provide major value to the roughly 70 percent of the smaller-fleet market that does not currently use telematics. This Telematics solution is integrated with the company’s Advanced Remote Diagnostics and its new Electronic Driver Log, which addresses the federal Hours of Service mandate that takes effect this December.

The company’s alliance with Volkswagen Truck & Bus is moving forward as planned. The two companies are finding significant opportunities to leverage their combined scale through their procurement joint venture, while also pursuing technology collaboration on a number of fronts.

The company reiterated its 2017 guidance:

•	Retail deliveries of Class 6-8 trucks and buses in the United States and Canada are forecast to be in the range of 305,000 units to 335,000 units for fiscal year 2017.

•	Full-year 2017 revenues are expected to be similar to 2016.

•	Full-year 2017 adjusted EBITDA is expected to be higher than 2016.

•	Fiscal year end 2017 manufacturing cash is expected to be about $1 billion.

“Looking ahead, I like our position as we enter the prime selling season,” Clarke said. “I feel good about the fourth quarter and look forward to finishing the year on a strong note.”

SEGMENT REVIEW

Summary of Financial Results:

	(Unaudited)
	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2017	2016	2017	2016
Sales and revenues, net	$2,213	$2,086	$5,972	$6,048
Segment Results:
Truck	$7	$(54)	$(118)	$(128)
Parts	157	152	459	478
Global Operations	3	(5)	(8)	(19)
Financial Services	23	26	51	77
Income (loss) from continuing operations, net of tax(A)	$36	(34)	$(106)	$(63)
Net income (loss)(A)	37	(34)	(105)	(63)
Diluted income (loss) per share from continuing operations(A)	$0.37	$(0.42)	$(1.16)	$(0.77)
Diluted income (loss) per share(A)	$0.38	$(0.42)	$(1.15)	$(0.77)

(A)	Amounts attributable to Navistar International Corporation.

Truck Segment — Truck segment net sales increased 10% to $1.5 billion compared to third quarter 2016, due to higher volumes in its Core markets (Class 6-8 trucks and buses in the United States and Canada), an increase in Mexico truck volumes, and the production ramp up of GM-branded units manufactured at Navistar’s Springfield, Ohio plant. Chargeouts in the company’s Core markets increased by 15% during the third quarter.

For the third quarter 2017, Truck segment results improved by $61 million year-over-year. The improvement was primarily driven by the impact of higher volumes in Core markets and Mexico, lower used truck losses, and lower restructuring charges, partially offset by lower other income.

Parts Segment — Parts segment net sales declined $11 million compared to third quarter 2016 due to lower Blue Diamond Parts (BDP) sales and lower North America volumes, partially offset by higher Fleetrite™ all-makes brand and ReNEWed™ remanufactured parts sales in the U.S. and Canada.

For the third quarter 2017, the Parts segment recorded a profit of $157 million, up 3%, compared to third quarter 2016, primarily due to income related to the sale of a business line and lower intercompany access fees, which were partially offset by margin declines in BDP and our U.S. market.

Global Operations Segment — Global Operations net sales were flat compared to the prior year.

For the third quarter 2017, the Global Operations segment profit improved by $8 million, primarily due to lower manufacturing and SG&A costs, as a result of our prior year restructuring and cost reduction efforts, and income related to the sale of machinery and equipment.

Financial Services Segment — Financial Services net revenues increased by $2 million to $62 million compared to third quarter 2016 primarily due to stronger performance of the retail financing portfolio in Mexico.

For the third quarter 2017, the Financial Services segment recorded a profit of $23 million, down $3 million compared to third quarter 2016. The decline was primarily driven by a lower interest margin resulting from an increase in its average borrowing rate as well as the pay down of certain intercompany loan receivables, partially offset by a decrease in the provision for loan losses in Mexico.

About Navistar

Navistar International Corporation (NYSE: NAV) is a holding company whose subsidiaries and affiliates produce International brand commercial and military trucks, proprietary diesel engines, and IC Bus brand school and commercial buses. An affiliate also provides truck and diesel engine service parts. Another affiliate offers financing services. Additional information is available at www.Navistar.com.

Forward-Looking Statement

Information provided and statements contained in this report that are not purely historical are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements only speak as of the date of this report and the company assumes no obligation to update the information included in this report. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties, and assumptions. For a further description of these factors, see the risk factors set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended October 31, 2016. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

Navistar International Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions, except per share data)	2017	2016	2017	2016
Sales and revenues
Sales of manufactured products, net	$2,178	$2,052	$5,870	$5,946
Finance revenues	35	34	102	102

Sales and revenues, net	2,213	2,086	5,972	6,048

Costs and expenses
Costs of products sold	1,803	1,757	4,949	5,068
Restructuring charges	(13)	5	(4)	11
Asset impairment charges	6	12	13	17
Selling, general and administrative expenses	233	197	654	604
Engineering and product development costs	61	62	189	181
Interest expense	91	84	262	246
Other income, net	(8)	(15)	(7)	(62)

Total costs and expenses	2,173	2,102	6,056	6,065
Equity in income of non-consolidated affiliates	1	2	6	3

Income (loss) from continuing operations before income taxes	41	(14)	(78)	(14)
Income tax expense	—	(14)	(10)	(25)

Income (loss) from continuing operations	41	(28)	(88)	(39)
Income from discontinued operations, net of tax	1	—	1	—

Net income (loss)	42	(28)	(87)	(39)
Less: Net income attributable to non-controlling interests	5	6	18	24

Net income (loss) attributable to Navistar International Corporation	$37	$(34)	$(105)	$(63)

Amounts attributable to Navistar International Corporation common shareholders:
Income (loss) from continuing operations, net of tax	$36	$(34)	$(106)	$(63)
Income from discontinued operations, net of tax	1	—	1	—

Net income (loss)	$37	$(34)	$(105)	$(63)

Income (loss) per share:
Basic:
Continuing operations	$0.37	$(0.42)	$(1.16)	$(0.77)
Discontinued operations	0.01	—	0.01	—

	$0.38	$(0.42)	$(1.15)	$(0.77)

Diluted:
Continuing operations	$0.37	$(0.42)	$(1.16)	$(0.77)
Discontinued operations	0.01	—	0.01	—

	$0.38	$(0.42)	$(1.15)	$(0.77)

Weighted average shares outstanding:
Basic	98.3	81.7	91.1	81.7
Diluted	98.6	81.7	91.1	81.7

Navistar International Corporation and Subsidiaries

Consolidated Balance Sheets

(in millions, except per share data)	July 31, 2017	October 31, 2016
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$911	$804
Restricted cash and cash equivalents	81	64
Marketable securities	62	46
Trade and other receivables, net	311	276
Finance receivables, net	1,557	1,457
Inventories, net	979	944
Other current assets	181	168

Total current assets	4,082	3,759
Restricted cash	56	48
Trade and other receivables, net	18	16
Finance receivables, net	231	220
Investments in non-consolidated affiliates	55	53
Property and equipment (net of accumulated depreciation and amortization of $2,500 and $2,553, respectively)	1,333	1,241
Goodwill	38	38
Intangible assets (net of accumulated amortization of $133 and $124, respectively)	44	53
Deferred taxes, net	141	161
Other noncurrent assets	82	64

Total assets	$6,080	$5,653

LIABILITIES and STOCKHOLDERS’ DEFICIT
Liabilities
Current liabilities
Notes payable and current maturities of long-term debt	$965	$907
Accounts payable	1,213	1,113
Other current liabilities	1,137	1,183

Total current liabilities	3,315	3,203
Long-term debt	4,255	3,997
Postretirement benefits liabilities	2,747	3,023
Other noncurrent liabilities	686	723

Total liabilities	11,003	10,946
Stockholders’ deficit
Series D convertible junior preference stock	2	2
Common stock (103.1 and 86.8 shares issued, respectively, and $0.10 par value per share and 220 shares authorized at both dates)	10	9
Additional paid-in capital	2,733	2,499
Accumulated deficit	(5,068)	(4,963)
Accumulated other comprehensive loss	(2,412)	(2,640)
Common stock held in treasury, at cost (4.9 and 5.2 shares, respectively)	(190)	(205)

Total stockholders’ deficit attributable to Navistar International Corporation	(4,925)	(5,298)
Stockholders’ equity attributable to non-controlling interests	2	5

Total stockholders’ deficit	(4,923)	(5,293)

Total liabilities and stockholders’ deficit	$6,080	$5,653

Navistar International Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended July 31,
(in millions)	2017	2016
Cash flows from operating activities
Net loss	$(87)	$(39)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	113	111
Depreciation of equipment leased to others	56	53
Deferred taxes, including change in valuation allowance	(16)	—
Asset impairment charges	13	17
Loss (gain) on sales of investments and businesses, net	(5)	2
Amortization of debt issuance costs and discount	36	27
Stock-based compensation	19	9
Provision for doubtful accounts, net of recoveries	9	9
Equity in income of non-consolidated affiliates, net of dividends	1	5
Write-off of debt issuance cost and discount	4	—
Other non-cash operating activities	(21)	(12)
Changes in other assets and liabilities, exclusive of the effects of businesses disposed	(290)	(196)

Net cash used in operating activities	(168)	(14)

Cash flows from investing activities
Purchases of marketable securities	(619)	(378)
Sales of marketable securities	586	358
Maturities of marketable securities	17	39
Net change in restricted cash and cash equivalents	(25)	(64)
Capital expenditures	(93)	(83)
Purchases of equipment leased to others	(96)	(94)
Proceeds from sales of property and equipment	32	20
Investments in non-consolidated affiliates	(2)	(1)
Proceeds from sales of affiliates	6	36

Net cash used in investing activities	(194)	(167)

Cash flows from financing activities
Proceeds from issuance of securitized debt	278	72
Principal payments on securitized debt	(326)	(69)
Net change in secured revolving credit facilities	119	26
Proceeds from issuance of non-securitized debt	491	163
Principal payments on non-securitized debt	(368)	(235)
Net change in notes and debt outstanding under revolving credit facilities	23	(151)
Principal payments under financing arrangements and capital lease obligations	(1)	(1)
Debt issuance costs	(22)	(12)
Proceeds from financed lease obligations	49	17
Issuance of common stock	256	—
Stock issuance costs	(11)	—
Proceeds from exercise of stock options	4	—
Dividends paid by subsidiaries to non-controlling interest	(21)	(28)
Other financing activities	(3)	1

Net cash provided by (used in) financing activities	468	(217)

Effect of exchange rate changes on cash and cash equivalents	1	33

Increase (decrease) in cash and cash equivalents	107	(365)
Cash and cash equivalents at beginning of the period	804	912

Cash and cash equivalents at end of the period	$911	$547

Navistar International Corporation and Subsidiaries

Segment Reporting

(Unaudited)

We define segment profit (loss) as net income (loss) from continuing operations attributable to Navistar International Corporation, excluding income tax expense. The following tables present selected financial information for our reporting segments:

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2017
External sales and revenues, net	$1,521	$580	$74	$35	$3	$2,213
Intersegment sales and revenues	10	6	10	27	(53)	—

Total sales and revenues, net	$1,531	$586	$84	$62	$(50)	$2,213

Income (loss) from continuing operations attributable to NIC, net of tax	$7	$157	$3	$23	$(154)	$36
Income tax expense	—	—	—	—	—	—

Segment profit (loss)	$7	$157	$3	$23	$(154)	$36

Depreciation and amortization	$35	$3	$3	$13	$3	$57
Interest expense	—	—	—	24	67	91
Equity in income (loss) of non-consolidated affiliates	1	1	(1)	—	—	1
Capital expenditures(B)	21	1	2	—	3	27

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Three Months Ended July 31, 2016
External sales and revenues, net	$1,386	$589	$73	$34	$4	$2,086
Intersegment sales and revenues	9	8	12	26	(55)	—

Total sales and revenues, net	$1,395	$597	$85	$60	$(51)	$2,086

Income (loss) from continuing operations attributable to NIC, net of tax	$(54)	$152	$(5)	$26	$(153)	$(34)
Income tax expense	—	—	—	—	(14)	(14)

Segment profit (loss)	$(54)	$152	$(5)	$26	$(139)	$(20)

Depreciation and amortization	$29	$3	$4	$13	$4	$53
Interest expense	—	—	—	21	63	84
Equity in income of non-consolidated affiliates	1	1	—	—	—	2
Capital expenditures(B)	26	—	—	1	3	30

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2017
External sales and revenues, net	$3,929	$1,747	$186	$102	$8	$5,972
Intersegment sales and revenues	27	19	18	70	(134)	—

Total sales and revenues, net	$3,956	$1,766	$204	$172	$(126)	$5,972

Income (loss) from continuing operations attributable to NIC, net of tax	$(118)	$459	$(8)	$51	$(490)	$(106)
Income tax expense	—	—	—	—	(10)	(10)

Segment profit (loss)	$(118)	$459	$(8)	$51	$(480)	$(96)

Depreciation and amortization	$103	$9	$10	$38	$9	$169
Interest expense	—	—	—	65	197	262
Equity in income of non-consolidated affiliates	3	3	—	—	—	6
Capital expenditures(B)	78	2	5	1	7	93

(in millions)	Truck	Parts	Global Operations	Financial Services(A)	Corporate and Eliminations	Total
Nine Months Ended July 31, 2016
External sales and revenues, net	$3,926	$1,791	$221	$102	$8	$6,048
Intersegment sales and revenues	81	23	33	75	(212)	—

Total sales and revenues, net	$4,007	$1,814	$254	$177	$(204)	$6,048

Income (loss) from continuing operations attributable to NIC, net of tax	$(128)	$478	$(19)	$77	$(471)	$(63)
Income tax expense	—	—	—	—	(25)	(25)

Segment profit (loss)	$(128)	$478	$(19)	$77	$(446)	$(38)

Depreciation and amortization	$92	$10	$13	$37	$12	$164
Interest expense	—	—	—	59	187	246
Equity in income (loss) of non-consolidated affiliates	3	3	(3)	—	—	3
Capital expenditures(B)	70	2	2	1	8	83

(in millions)	Truck	Parts	Global Operations	Financial Services	Corporate and Eliminations	Total
Segment assets, as of:
July 31, 2017	$1,736	$602	$374	$2,237	$1,131	$6,080
October 31, 2016	1,520	594	407	2,116	1,016	5,653

(A)	Total sales and revenues in the Financial Services segment include interest revenues of $45 million and $121 million for the three and nine months ended July 31, 2017, respectively, and $43 million and $127 million for the three and nine months ended July 31, 2016, respectively.
(B)	Exclusive of purchases of equipment leased to others.

SEC Regulation G Non-GAAP Reconciliation

The financial measures presented below are unaudited and not in accordance with, or an alternative for, financial measures presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP and are reconciled to the most appropriate GAAP number below.

Earnings (loss) Before Interest, Income Taxes, Depreciation, and Amortization (“EBITDA”):

We define EBITDA as our consolidated net income (loss) from continuing operations attributable to Navistar International Corporation, net of tax, plus manufacturing interest expense, income taxes, and depreciation and amortization. We believe EBITDA provides meaningful information relating to the performance of our business and therefore we use it to supplement our GAAP reporting. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results.

Adjusted EBITDA:

We believe that adjusted EBITDA, which excludes certain identified items that we do not consider to be part of our ongoing business, improves the comparability of year to year results, and is representative of our underlying performance. Management uses this information to assess and measure the performance of our operating segments. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of operating results, to illustrate the results of operations giving effect to the non-GAAP adjustments shown in the below reconciliations, and to provide an additional measure of performance.

Manufacturing Cash, Cash Equivalents, and Marketable Securities:

Manufacturing cash, cash equivalents, and marketable securities represents the Company’s consolidated cash, cash equivalents, and marketable securities excluding cash, cash equivalents, and marketable securities of our financial services operations. We include marketable securities with our cash and cash equivalents when assessing our liquidity position as our investments are highly liquid in nature. We have chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our ability to meet our operating requirements, capital expenditures, equity investments, and financial obligations.

Structural costs consist of Selling, general and administrative expenses and Engineering and product development costs.

EBITDA reconciliation:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2017	2016	2017	2016
Income (loss) from continuing operations attributable to NIC, net of tax	$36	$(34)	$(106)	$(63)
Plus:
Depreciation and amortization expense	57	53	169	164
Manufacturing interest expense(A)	67	63	197	187
Less:
Income tax expense	—	(14)	(10)	(25)

EBITDA	$160	$96	$270	$313

(A)	Manufacturing interest expense is the net interest expense primarily generated for borrowings that support the manufacturing and corporate operations, adjusted to eliminate intercompany interest expense with our Financial Services segment. The following table reconciles Manufacturing interest expense to the consolidated interest expense:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2017	2016	2017	2016
Interest expense	$91	$84	$262	$246
Less: Financial services interest expense	24	21	65	59

Manufacturing interest expense	$67	$63	$197	$187

10

Adjusted EBITDA Reconciliation:

	Three Months Ended July 31,		Nine Months Ended July 31,
(in millions)	2017	2016	2017	2016
EBITDA (reconciled above)	$160	$96	$270	$313

Less significant items of:
Adjustments to pre-existing warranties(A)	6	19	(4)	70
Asset impairment charges(B)	6	12	13	17
Restructuring of North American manufacturing operations(C)	(3)	—	6	—
Cost reduction and other strategic initiatives	—	5	—	11
EGR product litigation(D)	31	—	31	—
Gain on sale(E)	(6)	—	(6)	—
Debt refinancing charges(F)	—	—	4	—
One-time fee(G)	—	—	—	(15)

Total adjustments	34	36	44	83

Adjusted EBITDA	$194	$132	$314	$396

(A)	Adjustments to pre-existing warranties reflect changes in our estimate of warranty costs for products sold in prior periods. Such adjustments typically occur when claims experience deviates from historic and expected trends. Our warranty liability is generally affected by component failure rates, repair costs, and the timing of failures. Future events and circumstances related to these factors could materially change our estimates and require adjustments to our liability. In addition, new product launches require a greater use of judgment in developing estimates until historical experience becomes available.
(B)	In the third quarter and first nine months of 2017, we recorded $6 million and $13 million, respectively, of asset impairment charges in our Truck segment relating to assets held for the sale of our Conway, Arkansas fabrication business and for certain assets under operating leases. In the third quarter and first nine months of 2016, we recorded $11 million and $16 million, respectively, of asset impairment charges related to certain long lived assets in our Truck segment. In the third quarter of 2016, we recorded $1 million of asset impairment charges related to certain intangible assets in our Global operations segment.
(C)	In the third quarter and first nine months of 2017, we recorded a benefit of $3 million and charges of $6 million for restructuring in our Truck segment. In the third quarter of 2017, we recorded $41 million of charges related to the cessation of production at our Melrose Park Facility and a net benefit of $43 million related to the execution of the closing agreement for our Chatham, Ontario plant which were recognized in Restructuring Charges and Costs of Products Sold. The first nine months of 2017 were also impacted by $7 million of restructuring charges related to the closure of the Chatham, Ontario plant and $2 million of Corporate restructuring charges.
(D)	In the third quarter of 2017, we recognized a charge of $31 million for a jury verdict related to Maxxforce engine EGR litigation in our Truck segment.
(E)	In the third quarter of 2017, we recognized a gain of $6 million related to the sale of a business line in our Parts segment.
(F)	In the second quarter of 2017, we recorded a charge of $4 million related to third party fees and debt issuance costs associated with the repricing of our Term Loan.
(G)	In the first quarter of 2016, we received a $15 million one-time fee from a third party which was recognized in Other income, net.

11

Manufacturing segment cash, cash equivalents, and marketable securities reconciliation:

	As of July 31, 2017
(in millions)	Manufacturing Operations	Financial Services Operations	Consolidated Balance Sheet
Assets
Cash and cash equivalents	$868	$43	$911
Marketable securities	55	7	62

Total cash, cash equivalents, and marketable securities	$923	$50	$973

12